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                                                                  EXHIBIT 10(dd)

                          INCENTIVE BONUS PLAN (1997)


   The Compensation Committee of the Board of Directors of American Exploration Company established the Incentive Bonus Plan for 1997 pursuant to which cash bonuses are paid based upon corporate financial performance, individual performance, and the performance of the Company's common stock.

   Corporate financial performance with respect to specific objectives is determined based upon actual results compared to threshold, target and maximum performance levels established by the Committee at the beginning of each year. Executive officers also have the opportunity to earn a cash bonus based upon the performance of the Company's Common Stock price relative to that of its peer group determined by the Compensation Committee at the beginning of the year. Individual performance is determined based upon an assessment of an individual's achievement of specified objectives set by management and the Committee at the beginning of each year.

   The maximum bonus, stated as a percent of base salary, that can be awarded to the Chief Executive Officer is 120%. Senior Vice Presidents can receive up to 80% of base salary. Vice Presidents can receive maximum bonuses of 50% to 80%. If threshold levels of performance are not achieved, no bonuses will be awarded under the Plan.